Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Alabama National BanCorporation listed below of our report dated March 14, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Registration Statements on Form S-8:

333-76313	333-70205	333-124871
333-102234	333-76305	333-47748
333-111318	333-76315	333-76301
333-113249	333-106314	333-76317
333-114994	333-111319	333-106315
333-124416	333-113323	333-113248
333-27285	333-118806	333-113324

Registration Statement on Form S-4:

333-130468

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
March 14, 2006